UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 4, 2014

FileWarden.com
(Exact name of registrant as specified in its charter)

Nevada	333-167001	98-0232244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Congress Park Drive, Suite 301, Delray Beach, FL	33445
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-270-3433

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 19, 2014 FileWarden.com filed a Certificate of Change with the Secretary of State of Nevada pursuant to which we will affect a 15 for one forward stock split of our issued and outstanding common stock on April 8, 2014.  The forward stock split will be distributed to all stockholders of record on April 7, 2014.  Certificates representing the additional shares will be mailed to our stockholders by our transfer agent.  No cash will be paid or distributed as a result of the forward stock split and no fractional shares will be issued.  All fractional shares, which would otherwise be required to be issued as a result of the stock split, will be rounded up to the nearest whole share.  There will be no change in the number of authorized shares of our common stock or the par value of our common stock.

It is expected that our common stock will be quoted on the OTC Bulletin Board post split beginning at market open on April 8, 2014.  The trading symbol of our common stock on the OTC Bulletin Board will be changed to “FLWDD” for the 20 trading days beginning on April 8, 2014.  Thereafter, the trading symbol of our common stock will revert back to “FLWD.”

The Articles of Amendment to our Articles of Incorporation as filed with the Secretary of State of Nevada are filed as Exhibit 3.5 to this report.

Item 9.01

Financial Statements and Exhibits.

Exhibit No.	Description
3.5	Articles of Amendment to the Articles of Incorporation filed March 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FileWarden.com

Date: April 4, 2014	By: /s/ Raymond J. Talarico
Raymond J. Talarico, President

Index to Exhibits

Exhibit No.	Description
3.5	Articles of Amendment to the Articles of Incorporation filed March 19, 2014.

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